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                          CBI INDUSTRIES, INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER COMMON SHARE
                  FOR THE YEARS ENDED DECEMBER 31, 1994, 1993, and 1992


Thousands of dollars, except per share amounts
                                                                                             1994        1993       1992
Primary Earnings Per Common Share
  Net income/(loss) before cumulative effect of accounting changes                           $45,454    ($39,846)   $65,537
  Cumulative effect of accounting changes                                                                            (7,170)
  Net income/(loss) to common shareholders                                                    45,454     (39,846)    58,367

  Weighted average number of common shares outstanding                                        37,855      37,166     36,601

  Net income/(loss) before cumulative effect of accounting changes                             $1.20      ($1.07)     $1.79
  Cumulative effect of accounting changes                                                                             (0.20)
  Net income/(loss) to common shareholders                                                     $1.20      ($1.07)     $1.59


Fully Diluted Earnings Per Common Share
  Net income/(loss) before cumulative effect of accounting changes                           $45,454    ($39,846)   $65,537
  Add back expenses included in net income that pertain to ESOP
  Debt service:
    Series C preferred dividends                                                               8,159       8,448      8,638
    Common dividends on unallocated reverted shares                                               39          73        108
    Company contributions (after utilization of common dividends of $807 for 1994, $811 for 1993, and $796 for 1992 charged to
      retained earnings)                                                                       7,952       7,646      6,455
    ESOP debt amortization                                                                      (849)     (2,107)    (1,029)
    Tax effect included in net income related to debt service                                 (6,221)     (5,713)    (5,590)
  Net income/(loss) before cumulative effect of accounting changes
    adjusted to exclude ESOP debt service                                                     54,534     (31,499)    74,119

Adjustments to reflect the servicing of ESOP debt (required for this calculation), based on the assumption all Series C preferred shares were converted to common shares:
    Common dividends on unallocated reverted shares                                             (105)       (223)      (262)
    Company contribution (after utilization of common dividends
     of $3,308 for 1994, $3,333 for 1993, and $2,462 for 1992                                (13,544)    (13,422)   (13,273)
     charged to retained earnings)
    ESOP debt amortization                                                                       849       2,107      1,029
    Tax effect included in net income related to debt service                                  5,638       5,059      5,120
  Net income/(loss) before cumulative effect of accounting changes                            47,372     (37,978)    66,733
  Cumulative effect of accounting changes                                                                            (7,170)
  Net income/(loss) to common shareholders                                                   $47,372    ($37,978)   $59,563

Weighted average number of common shares outstanding                                          37,855      37,166     36,601
Add common stock equivalents of stock option plan                                                 84         170        157
Add common stock equivalents of leveraged Series C preferred shares                            4,399       4,545      4,612
Add common stock equivalents of reverted allocated Series C
  preferred shares                                                                               810         723        587
Fully diluted weighted average number of common shares outstanding                            43,148      42,604     41,957

Net income/(loss) before cumulative effect of accounting changes                               $1.10      ($0.89)     $1.59
Cumulative effect of accounting changes                                                                               (0.17)
Net income/(loss) to common shareholders                                                       $1.10      ($0.89)     $1.42
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